Exhibit 4.19

U.S. PROSPECTUS

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

2014 Equity Incentive Plan

February 13, 2014

Semiconductor Manufacturing International Corporation (the “Company”) is offering an aggregate of 801,844,281 ordinary shares*, par value $0.0004 per share to employees, directors and consultants of the Company or its subsidiaries pursuant to the terms and conditions of the Semiconductor Manufacturing International Corporation 2014 Equity Incentive Plan (the “Plan”).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).

* Represents 801,844,281 Ordinary Shares, par value $0.0004 per share (referred to as “Common Shares” herein) reserved for grant and issuance under the Plan at inception (the “Initial Shares”).

Table of Contents

Clause		Page
1	WHAT IS THE STATUS OF THE PLAN?	1
2	WHAT IS THE PURPOSE OF THE PLAN?	1
3	WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?	2
4	WHAT KINDS OF AWARDS ARE GRANTED UNDER THE PLAN?	2
5	WHAT IS AN ADS?	2
6	WHAT ARE THE FOREIGN EXCHANGE RISKS THAT APPLY?	2
7	HOW DO I TRACK THE PRICE OF THE ADSS?	3
8	HOW DO I TRACK THE PRICE OF THE COMMON SHARES?	3
9	IS THERE A LIMIT ON THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN?	3
10	HOW DOES THIS LIMIT APPLY TO ADSS?	3
11	WHAT ARE RESTRICTED SHARES?	3
12	AM I ENTITLED TO RECEIVE DIVIDENDS ON MY OUTSTANDING RESTRICTED SHARES?	3
13	WHAT ARE PERFORMANCE-BASED RESTRICTED SHARES?	4
14	WHAT ARE RESTRICTED SHARE UNITS?	4
15	WHAT ARE DIVIDEND EQUIVALENTS?	4
16	WHAT ARE DEFERRED SHARES?	4
17	WHAT ARE STOCK APPRECIATION RIGHTS?	4
18	WHEN CAN I EXERCISE STOCK APPRECIATION RIGHTS GRANTED UNDER THE PLAN?	4
19	HOW LONG DO I HAVE TO EXERCISE MY STOCK APPRECIATION RIGHTS UNDER THE PLAN?	4
20	WHAT DETERMINES THE EXERCISE PRICE OF AWARDS GRANTED UNDER THE PLAN?	5
21	HOW DO I EXERCISE MY STOCK APPRECIATION RIGHTS UNDER THE PLAN OR PAY FOR SHARES PURSUANT TO A RESTRICTED SHARE AWARD?	5
22	CAN I TRANSFER MY AWARDS UNDER THE PLAN?	5
23	WHAT ARE THE RESTRICTIONS ON RESTRICTED SHARE AWARDS, SHARE BONUSES AND PERFORMANCE SHARES GRANTED UNDER THE PLAN?	5
24	HOW DOES AN AWARD OF RESTRICTED SHARE UNITS DIFFER FROM A GRANT OF STOCK OPTIONS?	5

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25	WHAT HAPPENS TO MY AWARDS UNDER THE PLAN IF I LEAVE THE COMPANY OR DIE?	6
26	WHEN MAY I SELL MY SHARES?	6
27	WHAT RESTRICTIONS APPLY IF I AM AN AFFILIATE?	6
28	ARE THERE ANY RESTRICTIONS ON RESALE THAT APPLY EVEN IF I AM NOT AN AFFILIATE?	6
29	IS AN AWARD GRANTED UNDER THE PLAN AN EMPLOYMENT CONTRACT?	6
30	AFTER I RECEIVE AN AWARD UNDER THE PLAN CAN I VOTE MY SHARES?	7
31	DO MY AWARDS GET ADJUSTED FOR FUTURE EVENTS?	7
32	WHAT HAPPENS TO THE AWARDS GRANTED TO ME UNDER THE PLAN IN A MERGER OR SIMILAR EVENT?	7
33	HOW IS THE PLAN ADMINISTERED?	8
34	WHAT IF THERE IS A DISPUTE CONCERNING AN AWARD GRANTED UNDER THE PLAN?	8
35	HOW CAN THE PLAN CHANGE?	8
36	WHERE CAN I GET ADDITIONAL INFORMATION ABOUT THE PLAN OR MY AWARDS UNDER THE PLAN?	9
37	WILL I RECEIVE INFORMATION PROVIDED TO SHAREHOLDERS OF THE COMPANY?	9
38	IS THE PLAN SUBJECT TO ANY PROVISIONS OF ERISA?	9
39	DO ANY SPECIAL PROVISIONS APPLY TO NON-UNITED STATES PARTICIPANTS IN THE PLAN?	9
T1.	WILL A RESTRICTED SHARE AWARD OR PURCHASE RESULT IN FEDERAL INCOME TAX LIABILITY TO ME?	10
T2.	WILL THE VESTING OF SHARES UNDER A RESTRICTED SHARE AWARD RESULT IN FEDERAL INCOME TAX LIABILITY TO ME?	10
T3.	WHAT IS THE EFFECT OF MAKING A SECTION 83(B) ELECTION?	10
T4.	WHAT ARE THE FEDERAL TAX CONSEQUENCES TO THE COMPANY?	11
T5.	WILL I HAVE FEDERAL INCOME TAX LIABILITY IF I EXERCISE A STOCK APPRECIATION RIGHT?	11
T6.	WHAT ARE THE FEDERAL TAX CONSEQUENCES TO THE COMPANY?	11
T7.	WILL I HAVE FEDERAL INCOME TAX LIABILITY IF I RECEIVE OR VEST IN A RESTRICTED SHARE UNIT?	11
T8.	WILL I HAVE FEDERAL INCOME TAX LIABILITY IF A RESTRICTED SHARE UNIT IS SETTLED?	11
T9.	WHAT ARE THE FEDERAL TAX CONSEQUENCES TO THE COMPANY?	12
T10.	WILL A SHARE BONUS AWARD RESULT IN FEDERAL INCOME TAX LIABILITY TO ME?	12

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T11.	WHAT IS THE ALTERNATIVE MINIMUM TAX?	12
T12.	HOW IS ALTERNATIVE MINIMUM TAXABLE INCOME CALCULATED?	13
T13.	HOW WILL THE PAYMENT OF ALTERNATIVE MINIMUM TAX IN ONE YEAR AFFECT THE CALCULATION OF MY TAX IN A LATER YEAR?	13

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INTRODUCTION

This Prospectus summarizes certain key provisions of the Semiconductor Manufacturing International Corporation 2014 Equity Incentive Plan (the “Plan”), a copy of which is attached to this Prospectus as Appendix A. Throughout this Prospectus, we refer to Semiconductor Manufacturing International Corporation and its subsidiaries (where applicable) as “SMIC,” the “Company,” or “we.” When we refer to the “Board,” we mean the Semiconductor Manufacturing International Corporation’s board of directors. In general, when we refer to the “Committee,” we mean the Compensation Committee of the Board except where otherwise stated. When we refer to the “Common Shares” or the “Shares,” we mean the Company’s ordinary shares in the capital of SMIC, par value $0.0004 per share. When we refer to the “ADSs,” we mean the Company’s American Depositary Shares.

This document provides information about the awards of or relating to Common Shares (including restricted shares, share bonuses, stock appreciation rights, restricted share units and performance awards) granted or to be granted under the Plan (the “Awards”). A Registration Statement on Form S-8 with respect to the Initial Shares subject to the awards (the “Registration Statement,” and, together with any additional registration statement pertaining to the Plan that may be hereafter filed with the SEC, the “Registration Statements”) was filed with the Securities and Exchange Commission (the “SEC”) on January 6, 2014 (No. 333-193189).

Additional information may be obtained by contacting the Human Resources Department at the following address:

Semiconductor Manufacturing International Corporation
No. 18 Zhangjiang Road
Pudong New Area, Shanghai 201203
People’s Republic of China
Attn: Human Resources Department
Telephone: (+86-21) 5080-2000

QUESTIONS AND ANSWERS ABOUT THE PLAN

1.	What is the status of the Plan?

The Plan shall become effective on the date on which the latest of the following events shall occur (the “Effective Date”):

(i)approval by the Board;

(ii)approval by the shareholders of SMIC at a general meeting; and

(iii) registration of the Plan with the PRC State Administration of Foreign Exchange.

The Plan will continue in effect (and Awards may be granted under it) until it is terminated by the Board.

2.	What is the purpose of the Plan?

The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, or any current or future subsidiary, by offering such persons an opportunity to participate in the Company’s future performance through awards of restricted shares, share bonuses, stock appreciation rights, restricted share units and performance awards.

3.	Who is eligible to participate in the Plan?

Employees, directors (including non-employee directors) and consultants of the Company or any subsidiary of the Company are eligible to receive Awards under the Plan. The Plan also permits a trust to be established in connection with any employee benefit plan of the Company (including the Plan) for the benefit of the eligible individuals under the Plan. Each eligible individual to whom an Award is granted is deemed a “Participant” under the Plan. The Committee will select the Participants from the individuals who are eligible to participate in the Plan.

4.	What kinds of Awards are granted under the Plan?

The Company may grant the following types of Awards under the Plan:

(a)

“Restricted Share Awards” under which the recipient is sold Common Shares subject to certain conditions on retention of such stock based on the recipient’s continued service with the Company, and/or other criteria specified in the Award;

(b)

“Share Bonuses” under which Common Shares (which may or may not be subject to vesting restrictions specified in the Award) are issued to the recipient in consideration of the recipient’s provision of past or future services;

(c)

“Stock Appreciation Rights” under which the recipient is awarded the right, subject to certain conditions based on the recipient’s continued service with the Company, and/or other criteria specified in the award, to receive up to a specified number of Common Shares based on the appreciation in value of the Company’s Shares. The Company may elect to settle the stock appreciation right with a cash payment, the Company’s shares, or some combination thereof;

(d)

“Restricted Share Units” under which the recipient is awarded the right, subject to certain conditions based on the recipient’s continued service with the Company, and/or other criteria specified in the award, to receive up to a specified number of Common Shares; and

(e)

Other Awards Based on the Value of Shares –  The Committee has the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company.

5.	What is an ADS?

ADSs or “American Depositary Shares” are issued by a U.S. bank against deposit with the bank of shares of a non-U.S. company. ADS facilities are implemented to make shareholding in foreign corporations by U.S. shareholders more convenient. JPMorgan Chase Bank is the depositary bank for SMIC ADSs, and we will sometimes refer to JPMorgan Chase Bank as the “Depositary”. Each ADS represents fifty (50) underlying Common Shares on deposit with the Depositary.

6.	What are the foreign exchange risks that apply?

SMIC ADSs trade in the United States and have a U.S. dollar quoted price. The principal trading market for Common Shares, however, is The Stock Exchange of Hong Kong Limited, where the Common Shares are quoted in Hong Kong dollars, the currency of Hong Kong. Consequently, the ADS and Common Share prices may be affected by fluctuations in the exchange rate between the Hong Kong dollar and the U.S. dollar.

At any future date when you choose to sell the Common Shares that you acquire upon exercise of your stock options, or ADSs into which you have had Common Shares converted, the amount of proceeds that you receive will be influenced by the exchange rate at that time.

In the event of a dividend or other distribution, if exchange rates fluctuate during any period of time when the Depositary cannot convert a foreign currency into U.S. dollars, the ADS holder may lose some or all of the value of the distribution.

7.	How do I track the price of the ADSs?

ADSs are traded on the New York Stock Exchange under the symbol “SMI.” Daily quotations appear in the financial sections of most daily newspapers and over the Internet (e.g., <www.nyse.com> and <www.google.com/finance>).

8.	How do I track the price of the Common Shares?

Common Shares are traded on The Stock Exchange of Hong Kong Limited under the stock code “981.” Daily quotations appear in the financial sections of most daily newspapers and over the Internet.

9.	Is there a limit on the number of shares available for issuance under the Plan?

Yes. The aggregate number of Common Shares that may be issued pursuant to the Plan may not exceed 2.5% of the issued share capital as at the date of approval of the Plan or 801,844,281 Common Shares.

10.	How does this limit apply to ADSs?

For purposes of calculating the number of shares available for issuance under the Plan, the issuance of an ADS is deemed to be equal to a number of Common Shares determined by multiplying (i) the number of ADSs issued under the Plan by (ii) fifty (50).

11.	What are restricted shares?

Restricted shares are Common Shares or ADSs that are granted to a participant for no consideration other than the provision of services (or such minimum payment as may be required under applicable law). Restricted shares are subject to vesting, transfer and/or forfeiture restrictions. The participant usually has all rights and privileges afforded to the holder of Common Shares or ADSs including the right to receive dividend payment (see the next question for details).

12.	Am I entitled to receive dividends on my outstanding restricted shares?

Unless otherwise provided in the restricted shares agreement, if you hold restricted shares you have the right to receive any dividend payments in cash or in such form as the Committee may determine at or after grant. Dividends paid with respect to Common Shares or ADSs underlying restricted shares may be invested in additional whole Common Shares or ADSs, which will be subject to the same restrictions as the corresponding award.

13.	What are performance-based restricted shares?

Performance-based restricted shares are restricted shares that vest based on the attainment of one or more performance goals over a period of time that the Committee determines. Performance goals, the period of time during which such performance goals will be measured, any applicable vesting formula and other terms applicable to such award will be set forth in the applicable vesting formula and other terms applicable to such award will be set forth in the applicable award document. The Committee may equitably adjust any performance goals in order to take into account the occurrence of extraordinary events such as material acquisitions and divestitures, changes in the capital structure of the Company and extraordinary accounting charges.

14.	What are restricted share units?

Restricted share units consist of a promise of the Company to pay or deliver one or more Common Shares or ADSs on a specified date for no consideration other than the provision of services (or such minimum payment as may be required by applicable law). Restricted share units may be subject to vesting, transfer and/or forfeiture restrictions, as the Committee may determine. Restricted share units may be settled in Common Shares or ADSs or cash or a combination, as the Committee may also determine. Restricted share units may be subject to such other terms and conditions similar to those of restricted shares.

15.	What are dividend equivalents?

Dividend equivalents are rights to receive payments based upon the value of the regular cash dividend paid on a specified number of Common Shares or ADSs. Payments in respect of dividend equivalents may be in cash, Common Shares or ADSs, or any combination thereof as determined by the Committee.

16.	What are deferred shares?

Deferred shares give a Participant the right to receive payment of an award (or portion of an award) at a later date or the right to receive payment of Common Shares or ADSs in the future payable upon settlement of an award.

17.	What are stock appreciation rights?

A stock appreciation right is a contractual right to receive, either in cash, Common Shares or ADSs, the appreciation in the value of a Common Share or ADS over a specified period of time. The Committee has the authority to determine whether stock appreciation rights may be granted alone or in tandem with a stock option granted under the SMIC 2014 Stock Option Plan (a “Stock Option”) or another award. Stock appreciation rights granted in tandem with awards other than Stock Options will be subject to such terms and conditions as determined by the Committee.

18.	When can I exercise Stock Appreciation Rights granted under the Plan?

The exercisability and the vesting of your Stock Appreciation Right was determined by the Committee at the time of grant and is set forth in your agreement governing such Stock Appreciation Right (the “Stock Appreciation Right Agreement”). If you have any questions about the exercisability of your Stock Appreciation Right under the Plan, please refer to your Stock Appreciation Right Agreement.

19.	How long do I have to exercise my Stock Appreciation Rights under the Plan?

The term of your Stock Appreciation Right is generally set forth in your Stock Appreciation Right Agreement. The Plan provides that Stock Appreciation Rights generally must be exercised within 10 years after the grant date, unless earlier terminated.

20.	What determines the exercise price of Awards granted under the Plan?

Under the Plan, the exercise price of a Stock Appreciation Right is generally determined by the Committee and is stated in your Stock Appreciation Right Agreement. Stock Appreciation Rights will have an exercise price which is equal to at least the fair market value of the Common Shares on the date of grant.

The purchase price of Restricted Share Awards (if any) will be determined by the Committee on the date of grant.

21.	How do I exercise my Stock Appreciation Rights under the Plan or pay for shares pursuant to a Restricted Share Award?

To exercise a Stock Appreciation Right granted under the Plan, you must deliver to the Company a notice of exercise, which may be in electronic form (the “Exercise Agreement”), in such form as the Committee may specify from time to time. Upon receipt of the Exercise Agreement, payment in full for the shares being purchased, and payment or other adequate provision for any state or federal withholding obligation of the Company, the Company will record the issuance of the shares on its corporate records.

To pay for shares pursuant to a Restricted Share Award under the Plan, you must deliver to the Company: (a) a signed restricted share purchase agreement (the “Restricted Share Agreement”) and (b) full payment for the shares being purchased (if applicable) in cash or by check or any other consideration authorized in your Restricted Share Agreement. Upon receipt of full payment, including any required withholding taxes, the Company will record the issuance of the shares on its corporate records.

22.	Can I transfer my awards under the Plan?

Generally, no. Unless otherwise determined by the Committee and set forth in the written Award agreement between you and the Company, Awards granted under the Plan may not be transferred by you except by will or the laws of descent and distribution or pursuant to a domestic relations order and may be exercised or purchased during your lifetime only by you, your guardian or legal representative and after your death, by your beneficiaries.

However, the Committee may, in its discretion and subject to such terms and conditions as it specifies, permit the transfer of an award for no consideration to your family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of your family members (collectively, “Permitted Transferees”). Any Award transferred to a Permitted Transferee will be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee.

23.	What are the restrictions on Restricted Share Awards, Share Bonuses and Performance Shares granted under the Plan?

The shares issued pursuant to Restricted Share Awards, Share Bonuses and Performance Shares under the Plan are subject to the terms and conditions of your Restricted Share Agreement, share bonus agreement (the “Share Bonus Agreement”) or performance share agreement (the “Performance Share Agreement”), including any forfeiture restrictions. Forfeiture restrictions are generally set by the Committee at the time of the Award.

24.	How does an award of Restricted Share Units differ from a grant of Stock Options?

Both types of Awards are typically subject to vesting requirements. However, unlike a Stock Option, Restricted Share Units are awarded without an exercise price and, following satisfaction of the applicable vesting requirements, are settled in Common Shares or ADSs based on the value of Common Shares or ADSs on the date of vesting without any additional required action by you.

25.	What happens to my awards under the Plan if I leave the Company or die?

The Committee will include terms in the applicable Award agreement to govern the effect that termination of your employment with (or provision of service to) the Company will have on the award, subject to the following:

(a)

Termination for Cause. In the event that your employment with (or provision of service to) the Company is terminated for Cause (as defined in the Plan), all awards, whether then vested, will be immediately forfeited.

(b)

Divestiture of Subsidiary, Division or Operating Unit. The sale or other divestiture of a subsidiary, division or operating unit of the Company will, for all purposes of the Plan, be treated as a termination of your employment with respect to awards held by you if you are employed by such subsidiary, division or operating unit.

In no event will any Stock Appreciation Right be settled on or after the end of its term.

26.	When may I sell my shares?

You may sell your vested shares at any time, unless you are subject to securities law restrictions as described below. A sale of your shares will probably have tax consequences. Please see “Questions and Answers on Federal Tax Consequences” below.

27.	What restrictions apply if I am an affiliate?

In general, executive officers and other persons with power to manage and direct Company policies, relatives of these persons and trusts, estates, corporations or other entities controlled by any of these persons or their relatives may be deemed to be Company affiliates. Company affiliates must resell their shares in compliance with Securities and Exchange Commission Rule 144. This rule requires such sales to be effected in “broker’s transactions,” as defined in the rule, and a written notice of each sale must be filed with the Securities and Exchange Commission at the time of the sale. The rule also limits the number of shares that may be sold in any three‑month period by affiliates to the greater of (a) 1% of the outstanding shares of the Company or (b) the average weekly reported volume of trading in Company shares during the four calendar weeks preceding the filing of the required notice of proposed sale. However, the holding period requirement of Rule 144 will not apply to any shares acquired under the Plan.

28.	Are there any restrictions on resale that apply even if I am not an affiliate?

Your purchases and sales of shares subject to Rule 10b‑5 under the Exchange Act. Rule 10b‑5 makes it unlawful to trade in Company shares when you have material information about the Company that is not yet known to the general public. In addition, your transactions in shares of the Company must comply with the Company’s insider trading policy.

If you are an officer or director of the Company or a shareholder who owns more than 10% of the Company’s outstanding securities, you should consult with counsel before offering for sale any shares acquired under the Plan in order to ensure your compliance with Rule 144 and all other applicable provisions of federal and state securities laws.

29.	Is an Award granted under the Plan an employment contract?

No. Awards granted to you under the Plan do not impose any obligation whatsoever upon you or the Company to continue your relationship (whether as an employee, director or consultant) with the Company or any affiliate of the Company. Such relationship is terminable at will by you or the Company or any affiliate of the Company, unless otherwise specifically agreed in a written contract between you and the Company.

30.	After I receive an Award under the Plan can I vote my shares?

You have no voting or dividend rights with respect to any shares prior to the time shares are actually issued to you. After Common Shares have been issued to you, you will be a shareholder and have all the rights of a shareholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares; provided, that if such shares are Restricted Share Awards and/or Share Bonuses, then any new, additional or different securities you may become entitled to receive with respect to such shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Share Awards and/or Share Bonuses, as the case may be; provided, further, that you will have no right to retain such stock dividends or stock distributions with respect to shares that are repurchased, as the case may be. If you are issued ADSs pursuant to your Award, you will have the right to receive dividends through the Depositary pursuant to the Deposit Agreement by and between the Company and the Depositary but you may not be able to exercise voting rights attaching to the Common Shares evidenced by your ADSs on an individual basis.

31.	Do my Awards get adjusted for future events?

The number and kind of Common Shares and/or ADSs authorized for issuance under the various limits set forth in the Plan will be equitably adjusted by the Committee in the event of a capitalization issue, rights issue, sub-division or consolidation of shares or reduction of capital in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan.

In addition, upon the occurrence of any of the foregoing events, the number of outstanding Awards and the number and kind of shares subject to any outstanding Award and the purchase price per share, if any, under any outstanding Award will be equitably adjusted (including by payment of cash to a participant) in order to preserve the benefits or potential benefits intended to be made available to participants granted Awards.

The Committee’s determination as to the type and extent of such adjustments will be final.

32.	What happens to the Awards granted to me under the Plan in a merger or similar event?

The Committee may specify at or after the date of grant of an Award the effect that a Change in Control (as defined below) will have on such Award. Such Committee discretion may include one or more of the following:

•	shortening the period during which Awards may be settled (so long as they can be settled for at least thirty (30) days after the date notice of such shortening is given to the Participants);
•	accelerating any vesting schedule to which an Award is subject or waive, in whole or in part, any performance conditions to such vesting;
•

arranging to have the surviving or successor entity or any parent entity thereof assume the Awards or grant replacement Awards with appropriate adjustments in Award consideration, payment terms and number and kind of securities issuable upon settlement or payment;

•

adjusting Awards or their replacements so that such Awards are in respect of the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such transaction with respect to or in exchange for the number of shares purchasable and receivable upon settlement of the Awards had such settlement occurred in full prior to such transaction; or

•

canceling Awards upon payment to the Participant in cash of an amount that is the equivalent of the excess of the market value of the Common Shares deliverable in settlement of such Award (less, if applicable, any settlement amount applicable thereto).

The Committee may, in contemplation of a Change in Control, accelerate the vesting, settlement or payment of Awards to a date prior to the Change in Control, if the Committee determines that such action is necessary or advisable to allow Participants to realize fully the value of their Awards in connection with such Change in Control. Unless the Committee determines otherwise, in the event of a Change in Control that is a complete liquidation or dissolution of SMIC, all Awards outstanding at the time of such Change in Control will terminate without further action by any person.

As defined in the Plan, a “Change in Control” will generally occur when: (i) a person or entity acquires beneficial ownership of 35% or more of the then-outstanding shares of SMIC entitled to vote in the election of the directors of the Board; (ii) the consummation after approval by the shareholders of a complete liquidation or dissolution of SMIC; (iii) the consummation after approval by the shareholders of a merger, amalgamation or consolidation of SMIC with any other corporation, the issuance of voting securities of SMIC in connection with a merger, amalgamation or consolidation of SMIC or sale or other disposition of all or substantially all of the assets of SMIC or the acquisition of assets of another corporation; or (iv) there is a substantial change in the composition of the Board and (v) any change in control as defined in the Hong Kong Code on Takeovers and Mergers.

33.	How is the Plan administered?

The Plan is administered by the Committee or any successor committee thereto or any other appointed from time to time by the Board to administer the Plan. The Board has delegated its authority to administer the Plan to the Committee, except as otherwise provided in the Plan.

Any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee, may alternatively be exercised by the Board, unless such exercise of authority by the Board would contravene applicable law or the rules of the principal exchange on which the Common Shares or ADSs, as applicable, are then listed for trading. The Committee members serve at the pleasure of the Board and the Board may add or remove Committee members at any time.

The Committee may select the participants under the Plan; determine the type, number, vesting requirements and other features and conditions of Awards; interpret the Plan; resolve disputed issues of fact; and make all other decisions relating to the operation of the Plan.

34.	What if there is a dispute concerning an Award granted under the Plan?

Subject to the provisions of the Plan, the Committee has the authority to construe and interpret any of the provisions of the Plan or any Awards granted thereunder. Such interpretations are final and binding on the Company and on you. Members of the Board or the Committee may be contacted by writing to them at the Company’s principal executive offices.

35.	How can the Plan change?

Subject to the terms and conditions of the Plan and applicable law, the Board may terminate or amend the Plan in any respect provided it does not, without shareholder approval, amend the Plan in any manner that requires such shareholder approval pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) or other applicable law or listing requirement and provided further, your Award shall be governed by the version of the Plan then in effect at the time such Award was granted. In any case, no amendment may adversely affect your outstanding Awards without your written consent.

36.	Where can I get additional information about the Plan or my Awards under the Plan?

The questions and answers contained herein are simply meant to be a guide to the principal terms of the Plan and are qualified in their entirety by the express provisions of the Plan and the written agreement between you and the Company governing your Award. You may contact Employee Stock Affairs with any specific questions you may have regarding the Plan or your individual Awards.

37.	Will I receive information provided to shareholders of the Company?

If you hold an Award granted under the Plan, you will receive annual financial statements and other material sent by the Company to its shareholders.

38.	Is the Plan subject to any provisions of ERISA?

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is not qualified under Section 401(a) of the Code.

39.	Do any special provisions apply to non-United States participants in the Plan?

The Committee may make special rules and procedures applicable to non-United States participants in the Plan, including which subsidiaries are covered by the Plan, whether any Awards should be modified for non-United States law, whether any sub-plan should be established, or any other action that is deemed necessary or advisable to comply with non-United States law.

QUESTIONS AND ANSWERS ABOUT THE U.S. FEDERAL TAX CONSEQUENCES

The questions and answers below explain the U.S. and non-U.S. (in the International Tax Addendum) income tax consequences of your participation in the 2014 Equity Incentive Plan. The Company does not explain the state and local tax treatment, and you should know that the state and local tax treatment may vary from the U.S. and non-U.S. (in the International Tax Addendum) income tax treatment. In any event, you should consult your own tax advisor as to the tax consequences of your particular transactions under the Plan.

RESTRICTED SHARE AWARDS

T1.	Will a restricted share award or purchase result in federal income tax liability to me?

Restricted share awards are shares that are subject to a vesting schedule (or some other substantial risk of forfeiture). If you separate from service before vesting in your shares, the shares are forfeited and revert to the Company. If you paid for the shares, the purchase price will be refunded. Generally, you will not recognize taxable income at the time of an award or purchase of restricted shares. However, you may make an election under Section 83(b) of the Code to be taxed at the time of the award. Please see Question T3 below.

T2.	Will the vesting of shares under a restricted share award result in federal income tax liability to me?

If you did not elect under Section 83(b) of the Code to recognize income at the time of the award or purchase, you will recognize taxable income at the time of vesting. The taxable income will be equal to the excess of the fair market value of the restricted shares when they vest over the amount (if any) that you paid for them.

T3.	What is the effect of making a Section 83(b) election?

If you receive or purchase shares that remain subject to vesting, you may elect under Section 83(b) of the Code to include as ordinary income in the year of the award or purchase an amount equal to the excess of (a) the fair market value of the shares on the transfer date over (b) the purchase price (if any) that you paid for the shares. The fair market value of the purchased shares will be determined as if the shares were not subject to forfeiture. If you make the Section 83(b) election, you will not recognize any additional income when the shares vest. Any appreciation in the value of the restricted shares after the award or purchase is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are sold or transferred.

If you make a Section 83(b) election and the restricted shares are later forfeited, you are not entitled to a tax deduction or a refund of the tax already paid.

The Section 83(b) election must be filed with the Internal Revenue Service within 30 days after the shares are awarded or sold to you. Any ordinary income resulting from the election will be subject to applicable tax withholding requirements, if you are an employee or former employee. The election generally is not revocable and cannot be made after the 30-day period has expired.

T4.	What are the federal tax consequences to the Company?

The Company will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with a restricted share award. The deduction will generally be allowed for the taxable year of the Company in which you recognize the ordinary income.

STOCK APPRECIATION RIGHTS

T5.	Will I have federal income tax liability if I exercise a stock appreciation right?

Yes. The exercise of a stock appreciation right will, in general, require that you recognize ordinary income in an amount equal to the amount of the cash or the value of the stock that is distributed to you. The Company reports this income on your W-2 wage statement for the year of exercise, and you must satisfy the tax withholding requirements applicable to this income. (If you are not an employee or former employee, the Company will report the income on a Form 1099 and will generally not withhold taxes.)

T6.	What are the federal tax consequences to the Company?

The Company will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with the exercise of a stock appreciation right. The deduction will, in general, be allowed for the Company’s taxable year in which you recognize the ordinary income.

RESTRICTED SHARE UNIT AWARDS

T7.	Will I have federal income tax liability if I receive or vest in a restricted share unit?

No. You will not recognize taxable income when you receive restricted share units or vest in restricted share units.

T8.	Will I have federal income tax liability if a restricted share unit is settled?

Yes. The restricted share units are generally taxed when they are settled. You will recognize ordinary income equal to the amount of the cash or the value of the stock that you receive from the Company. The Company reports this income on your W-2 wage statement for the year of exercise, and you must satisfy the tax withholding requirements applicable to this income. (If you are not an employee or former employee, the Company will report the income on a Form 1099 and will generally not withhold taxes.)

T9.	What are the federal tax consequences to the Company?

The Company will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with a restricted share unit settlement. The deduction will generally be allowed for the Company’s taxable year in which you recognize the ordinary income.

share bonus AWARDS

T10.	Will a share bonus award result in federal income tax liability to me?

The value of the award is taxable as compensation income at the time that any forfeiture restrictions on the shares of stock lapse unless you make an 83(b) Election. You will include in income the fair market value of the shares of stock on the date that the restrictions lapse as to those shares. The included amount will be treated as ordinary income by you and will be subject to withholding by the Company (either by payment in cash or withholding out of your award).

If you make an 83(b) Election, you will include in income as ordinary income the fair market value of the shares of stock on the date of receipt of the award. The income will be subject to withholding by the Company (either by payment in cash or withholding out of your award). If the award is subsequently forfeited, you will not receive any deduction for the amount treated as ordinary income.

Upon resale of any shares received by you, any subsequent appreciation or depreciation in the value of the shares of stock will be treated as capital gain or loss.

ALTERNATIVE MINIMUM TAX

T11.	What is the alternative minimum tax?

The alternative minimum tax is an alternative method of calculating the income tax that you must pay each year in order to ensure that a minimum amount of tax is paid for the year. The alternative minimum tax rates are as follows:

•

The first $179,500 ($89,750 for a married taxpayer filing a separate return) of your alternative minimum taxable income for the year over the allowable exemption amount is subject to alternative minimum taxation at the rate of 26%.

•	The balance of your alternative minimum taxable income is subject to alternative minimum taxation at the rate of 28%.

You only pay the alternative minimum tax to the extent that it exceeds your regular federal income tax for the year.

T12.	How is alternative minimum taxable income calculated?

Your alternative minimum taxable income is based on your regular taxable income for the year, adjusted to (a) include certain additional items of income and tax preference and (b) disallow or limit certain deductions otherwise allowable for regular tax purposes.

T13.	How will the payment of alternative minimum tax in one year affect the calculation of my tax in a later year?

If you pay alternative minimum tax for one or more taxable years, you may use the amount of the alternative minimum tax (subject to certain adjustments and reductions) as a partial credit against your regular tax for subsequent taxable years. However, you cannot use this credit against your alternative minimum tax in future years. In other words, you may use this credit only to the extent that your regular taxable income exceeds your alternative minimum taxable income.

Upon the sale or other disposition of the purchased shares, whether in the year of exercise or in any subsequent taxable year, your basis for computing the gain for purposes of alternative minimum taxable income (but not regular taxable income) will include the amount of the option spread previously included in your alternative minimum taxable income. If you pay the regular tax in the year of disposition, your basis will not reflect the alternative minimum taxable income attributable to the exercise.

Upon payment of an Award under the Plan, the Company may withhold a number of shares sufficient to satisfy any obligation (not limited to tax obligations) that you owe to the Company.

AVAILABILITY OF ADDITIONAL INFORMATION

The Company filed the Registration Statements with the SEC with respect to the shares issuable pursuant to the Plan. The Registration Statements incorporate by reference the following documents:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012 filed with the Commission on April 15, 2013, as amended on December 19, 2013;
(b)

All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(c)

1) The description of the Company’s Ordinary Shares set forth under the heading “Description of Share Capital” and “Description of American Depositary Shares” contained in the Company's Registration Statement on Form F-1, as filed with the Commission on March 11, 2004 (File Number 333-112720); and

2) The description of the Company’s American Depositary Shares contained in the form of Deposit Agreement (including the form of American Depositary Receipt) among the Company, JPMorgan Chase Bank, as Depositary, and all owners and beneficial owners from time to time of ADRs issued thereunder, filed as Exhibit (a) to the Company’s Registration Statement on Form F-6, dated March 10, 2004 (File Number 333-112725), and a new form of American Depositary Receipt among the Company, JPMorgan Chase Bank, as Depositary, and all owners and beneficial owners from time to time of ADRs issued thereunder, filed as Exhibit (a)(2) to the Company’s Registration Statement on Form F-6, dated July 20, 2010 (File Number 333-168228).

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act are deemed to be incorporated by reference into the Registration Statements from the date of filing of such documents. All documents incorporated by reference in the Registration Statements are also incorporated herein by reference.

The Company will provide to you, upon written or oral request and without charge: (1) a copy of any document incorporated by reference in the Registration Statements (excluding exhibits to any such documents unless such exhibits are specifically referred to in the Registration Statements); (2) a copy of the Company’s most recent Annual Report to Stockholders; (3) copies of all reports, proxy statements and other communications distributed by the Company to its shareholders generally; and (4) copies of all documents that constitute a part of the Prospectus required to be delivered to each Plan participant.

Please direct all requests to Employee Stock Affairs at the Company:

Semiconductor Manufacturing International Corporation
No. 18 Zhangjiang Road
Pudong New Area, Shanghai 201203
People’s Republic of China
Attn: Human Resources Department
Telephone: (+86-21) 5080-2000

APPENDIX A

Semiconductor Manufacturing International Corporation

2014 Equity Incentive Plan